Exhibit 2.2

EXECUTION VERSION

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of September 28, 2006, by and among PROGRESS FUELS CORPORATION, a Florida corporation (“PFC”), WINCHESTER ENERGY COMPANY, LTD., a Texas limited partnership (the “Company”), WGC HOLDCO, LLC, a Texas limited liability company (“GP”), and WINCHESTER ACQUISITION, LLC, a Delaware limited liability company (“Buyer”), amends that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 22, 2006, by and among PFC, the Company, GP and Buyer.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, the parties hereto wish to amend the definition of “Subsidiaries” in order to reflect the creation of a new subsidiary of the Company (as contemplated by Section 6.3 of the Merger Agreement) and to amend certain provisions of and Schedules to the Merger Agreement as more particularly described below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein and in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

ARTICLE I
THE AMENDMENT

Section 1.1             Acknowledgment of August 16th Amendment to Company Schedule 4.11 and Company Schedule 4.15(A).  The parties hereto acknowledge that each of Company Schedule 4.11 and Company Schedule 4.15(A) were amended and supplemented by PFC pursuant to Section 7.4 of the Merger Agreement on August 16, 2006 (the “August 16th Amendment”).  A copy of the August 16th Amendment is set forth in its entirety on Exhibit A hereto.

Section 1.2             Acknowledgment of September 5th Amendment to Company Schedule 4.11.  The parties hereto acknowledge that Company Schedule 4.11 was amended and supplemented by PFC pursuant to Section 7.4 of the Merger Agreement on September 5, 2006 (the “September 5th Amendment”).  A copy of the September 5th Amendment is set forth in its entirety on Exhibit B hereto.

Section 1.3             Definition of Subsidiaries and Amendment of Schedules.

(A)          Recital L of the Merger Agreement is hereby deleted.

(B)           Section 12.1 of the Merger Agreement is amended to add the following defined term:

“Vaughan DE” means Vaughan Delaware, LLC, a Delaware limited liability company formed by Vaughan by the filing of a Certificate of Formation with the Delaware Secretary of State on September 25, 2006, in connection with the transaction contemplated in Section 6.3.

(C)           The definition of the term “Subsidiaries” in Section 12.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Subsidiaries” means the Operating Companies, Vaughan and Vaughan DE.

(D)          To reflect additional matters required to be set forth on supplements to Company Schedules, Company Schedule 4.5(B), Company Schedule 4.6(B), Company Schedule 4.6(C)(2), Company Schedule 4.11, Company Schedule 4.14, Company Schedule 4.15(A), Company Schedule 4.15(B), Company Schedule 4.21, Company Schedule 4.23 and Company Schedule 7.5 are hereby amended and restated as set forth on Exhibit C, Exhibit D, Exhibit E, Exhibit F, Exhibit G, Exhibit H, Exhibit I, Exhibit J, Exhibit K and Exhibit L respectively, attached hereto.

(E)           The parties hereto acknowledge and agree that none of the Company or any of the Subsidiaries own the Well Hinson 1BP, Waskom Field, Harrison County, Texas and all references and information related thereto on Company Schedule 4.17(F), Part I, Company Schedule 4.17(F), Part II and Company Schedule 4.19 are hereby deleted.

Section 1.4             Amendment to Section 1.3 of the Merger Agreement.  Section 1.3 of the Merger Agreement is hereby amended by deleting the amount “$1,195,000,000” and replacing it with the amount “$1,159,774,660.”

Section 1.5             Addition of Schedule 7.7(C)(3).  Pursuant to Section 7.7(C)(3) of the Merger Agreement, Schedule 7.7(C)(3) has been agreed to and adopted by Buyer and PFC in the form attached as Exhibit M hereto.

Section 1.6             Amendment and Restatement of Buyer Schedule 8.1(F)(3).  Buyer Schedule 8.1(F)(3) is hereby amended and restated in its entirety to read as set forth on Exhibit N hereto.

Section 1.7             Amendment and Restatement of Section 8.1(G)(2) of the Merger Agreement.  Section 8.1(G)(2) is hereby amended and restated to read in its entirety as follows:

(2)           If PFC elects to exercise its repurchase option under clause (G)(1)(a) above as to a Repurchase Property, PFC shall notify Buyer of such election in writing (each such notice, a “Repurchase Notice”), (a) in the case of Properties other than the Closing Drill-Site Properties, on or before 5:00 p.m., Dallas, Texas time, on the 60th day following the Closing Date and (b) in the case of the Closing Drill-Site Properties, on or before 5:00 p.m., Dallas, Texas time, on the 90th day following the Closing Date.  At a time mutually agreed by PFC and Buyer, but no later than 15 Business Days after Buyer’s receipt of a Repurchase Notice, Buyer will reconvey the Repurchase Property referred to in the

Repurchase Notice by appropriate instrument, free of any Liens created by or through Buyer between the Closing Date and the date of reconveyance.  In exchange for the Repurchase Property, PFC shall pay Buyer the Allocated Value of the Repurchase Property as set forth on Buyer Schedule 8.1(F)(3).  If PFC elects to exercise its repurchase option under clause (G)(1)(a) above as to a Repurchase Property, Buyer and  PFC  agree to negotiate in order to reach commercially reasonable agreements, with customary and market terms, as might be reasonably required in order for each Repurchase Property to be served by oil and gas gathering and other facilities of Buyer and the Subsidiaries after the Closing.

Section 1.8             Amendments to Section 10.2 of the Merger Agreement.

(A)          Section 10.2(E) is hereby amended and restated to read in its entirety as follows:

(E)           the Proceedings described in items 3 and 5 under the heading “Pending Litigation” on Company Schedule 4.11;

(B)           Section 10.2(I) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

(I)            the Proceedings described in items 1 and 2 under the heading “Pending Litigation” on Company Schedule 4.11.

Section 1.9             Certain Title Defects.  Notwithstanding anything to the contrary in the Merger Agreement, the following matters that might affect title to any of the Properties, other than the Closing Drill-Site Properties identified on Buyer's updated Schedule 8.1(D) delivered at Closing, shall not be deemed a Title Defect: (i) any possible impairment of title due to cessation of production at any time, and (ii) claims relating to unleased mineral interests or errors in the  percentage ownership set forth on Company Schedule 4.19.  If Buyer’s  updated Schedule 8.1(D) contains a Title Defect claim that should have been excluded pursuant to this Section 1.9, it will be deemed ineffective and deemed withdrawn.  Within 30 days following the Closing Date, PFC shall notify Buyer as to any claimed Title Defect listed on Buyer’s updated Schedule 8.1(D) that PFC contends should be excluded in accordance with clause (i) or clause (ii) of this Section 1.9.  In addition, Buyer agrees that it shall absorb the first $10,000,000 in value of Title Defects claimed in Buyer’s updated Schedule 8.1(D) delivered at Closing.

ARTICLE II
MISCELLANEOUS

Section 2.1             Severability.  If any provision of this Amendment is held to be invalid, illegal or unenforceable by any Applicable Law or public policy, this Amendment shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable so long as the legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto, and in all other respects this Amendment shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

Section 2.2             Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 2.3             Consent to Jurisdiction; Venue.

(A)          Subject to Section 11.1 of the Merger Agreement, the parties hereto submit to the exclusive personal jurisdiction of the courts of the State of Texas and the Federal courts of the United States sitting in Dallas County, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims, actions and proceedings arising out of or relating to this Amendment shall be heard and determined in such Texas court or, to the extent permitted by law, in such Federal court.  The parties hereto agree that a final judgment in any such claim, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

(B)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Amendment or any related matter in any Texas state or Federal court located in Dallas County and the defense of an inconvenient forum to the maintenance of such claim in any such court.

Section 2.4             Counterparts. This instrument may be executed in any number of identical counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively, one instrument.  It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto.  This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 2.5             Ratification.  The parties hereto hereby ratify and approve the Merger Agreement, as amended hereby, and the parties hereto acknowledge that all of the terms and provisions of the Merger Agreement as amended hereby, are and remain in full force and effect.

[Remainder of Page Intentionally Left Blank—Signature Pages Follow]

EXECUTION VERSION

IN WITNESS WHEREOF, this Amendment is executed by the parties hereto as of the date set forth above.

PROGRESS FUELS CORPORATION

By:	/S/ Mark F. Mulhern
Name:	Mark F. Mulhern
Title:	President

WINCHESTER ENERGY COMPANY, LTD.

By:	WGC Holdco, LLC, its general partner

By:	/S/ Robert M. Deacy
Name:	Robert M. Deacy
Title:	President

WGC HOLDCO, LLC

By:	/S/ Robert M. Deacy
Name:	Robert M. Deacy
Title:	President

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BUYER:

WINCHESTER ACQUISITION, LLC

By:	/S/ Douglas H. Miller
Name:	Douglas H. Miller
Title:	Chairman and Chief Executive Officer

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